UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 23, 2010
BELK, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-26207	56-2058574

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2801 West Tyvola Road, Charlotte, North Carolina	28217-45000

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(704) 357-1000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Third Amended and Restated Credit Agreement
On November 23, 2010, Belk, Inc. (“Belk”) and its subsidiaries amended and restated the $600 million Second Amended and Restated Credit Agreement dated October 2, 2006 and entered into the $475 million Third Amended and Restated Credit Agreement (the “Third Amended Credit Agreement”) with Wells Fargo Bank, National Association, Bank of America, N.A. and the other lenders referred to therein.
At any time before November 23, 2014, Belk may request that the aggregate amount available under the Third Amended Credit Agreement be increased to $575 million. Each lender shall have the right, but not the obligation, to commit to all or a portion of any proposed increase. The Third Amended Credit Agreement will terminate on November 23, 2015.
The Third Amended Credit Agreement includes a revolving credit facility, a swingline facility, a letter of credit facility and a term loan facility. No amounts were outstanding under the revolving credit facility at November 23, 2010. The Third Amended Credit Agreement limits letters of credit and swingline loans to $250 million and $35 million, respectively. Belk has existing letters of credit under the Third Amended Credit Agreement totaling $35.4 million. The Third Amended Credit Agreement limits term loans to $125 million. As of November 23, 2010, $125 million was outstanding under the term loan facility.
Generally, amounts outstanding under the Third Amended Credit Agreement bear interest at a base rate, being the higher of Wells Fargo’s prime rate or the federal funds rate plus 0.50%, or LIBOR plus 1.0%, or LIBOR plus a LIBOR rate margin, at Belk’s choice. The LIBOR rate margin ranges from 0.75% to 2.50% and is based upon the leverage ratio. Initially, the applicable interest rate is LIBOR plus 1.50%.
In addition to the interest payments discussed above, Belk is required to pay certain other fees in connection with the Third Amended Credit Agreement. With respect to letters of credit, Belk is required to pay a letter of credit fee in an amount equal to the applicable LIBOR rate margin multiplied by the average outstanding amount of the letter of credit, as well as a letter of credit issuance fee. Belk will also be required to pay a commitment fee on the average daily unused portion of the Third Amended Credit Agreement. This commitment fee is also based on the leverage ratio and will range from 0.10% to 0.35%. Initially, the applicable commitment fee rate is 0.20%.
The Third Amended Credit Agreement contains customary restrictive covenants pertaining to management and operations of Belk and its subsidiaries, including limitations on the amount of debt that may be incurred, on sale of assets, on transactions with affiliates, on dividends and distributions and on the repurchase of outstanding common stock. The Third Amended Credit Agreement also includes certain financial covenants that require, among other things, the maintenance of a leverage ratio of less than or equal to 4.00 to 1.00 and a minimum fixed charged coverage ratio of 1.75 to 1.00. The leverage ratio is calculated, as of any fiscal quarter end, as the sum of funded debt and eight times rental expense divided by EBITDAR for the period of the four most recent fiscal quarters. The fixed charge coverage ratio is calculated, as of the end of any fiscal quarter, as EBITDAR for the period of the four most recent fiscal quarters divided by the sum of interest expense and rental expense for the same four-quarter period.
The Third Amended Credit Agreement also includes customary events of default, including, but not limited to, the failure to pay any interest or principal when due, the failure to perform covenants of this agreement, incorrect or misleading representations or warranties, insolvency or bankruptcy, change of control, the occurrence of certain ERISA events and certain judgment defaults.
The proceeds from the Third Amended Credit Agreement were used to refinance $125 million of the existing credit agreement, and may be used for working capital, general corporate purposes, permitted acquisitions and prepayment of debt.
Note Purchase Agreement
On November 23, 2010, Belk entered into a Note Purchase Agreement among Belk, certain subsidiaries of Belk (the “Obligors”) and the purchasers named therein.

Pursuant to the terms of the Note Purchase Agreement, the Obligors issued and sold $50,000,000 aggregate principal amount of unsecured senior notes to the purchasers, consisting of $50,000,000 of 5.70% Senior Notes, due November 23, 2020.
The Obligors may, at their option and upon notice to Senior Note holders, prepay at any time all, or from time to time any part of, the Senior Notes, in an amount not less than $1,000,000 in the case of partial prepayment, for the sum of the 100% of the principal amount so prepaid, accrued and unpaid interest, and the Make-Whole Amount, if any.
The Note Purchase Agreement contains customary restrictive covenants pertaining to management and operations of Belk and its subsidiaries, including limitations on debt, on liens, on transactions with affiliates and on mergers, consolidations and sale of assets. The Note Purchase Agreement includes certain financial covenants that require, among other things, the maintenance of a consolidated debt to consolidated tangible capitalization ratio not to exceed 60% and a minimum fixed charged coverage ratio of 1.75 to 1.00. The fixed charge coverage ratio is calculated in the same manner as described above under “Third Amended and Restated Credit Agreement”.
The Note Purchase Agreement also includes customary events of default, including, but not limited to, the failure to pay any interest or principal when due, the failure to perform covenants of this agreement, incorrect or misleading representations or warranties, insolvency or bankruptcy, the occurrence of certain ERISA events, and certain judgment defaults.
The proceeds will be used to prepay existing indebtedness and for other general corporate purposes.

Item 1.02	Termination of a Material Definitive Agreement.
On November 23, 2010, Belk used the proceeds from the Third Amended Credit Agreement and proceeds from a Note Purchase Agreement entered into on November 23, 2010, pursuant to which $50 million of senior notes were issued and sold, and general corporate funds to repay the outstanding amounts under the existing $600 million Second Amended and Restated Credit Agreement, dated October 2, 2006, among Belk and certain subsidiaries of Belk as borrowers, and Wachovia Bank, National Association, Bank of America, N.A. and the other lenders referred to therein. The Second Amended and Restated Credit Agreement was terminated upon repayment.

Item 2.02.	Results of Operations and Financial Condition.
On November 23, 2010, Belk, Inc. issued a press release reporting the company’s operating results for the quarter ended October 30, 2010. A copy of the press release is attached hereto as Exhibit 99.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included under Item 1.01 with respect to the Third Amended Credit Agreement and Note Purchase Agreement is incorporated under this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

99.1	Press release dated November 23, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELK, INC.
Date: November 24, 2010	By:	/s/ Ralph A. Pitts
Ralph A. Pitts, Executive Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release dated November 23, 2010